UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FIRST UNITED CORPORATION
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC

DRIVER OPPORTUNITY PARTNERS I LP

J. ABBOTT R. COOPER

MICHAEL J. DRISCOLL, ED.D

ETHAN C. ELZEN

LISA NARRELL-MEAD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐ Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the upcoming annual meeting (the “2020 Annual Meeting”) of shareholders of First United Corporation, a Maryland corporation (the “Company” or “First United”).

Item 1: On June 2, 2020 the following story was published in the Baltimore Business Journal

Battle for control of a rural Maryland bank escalates to lawsuit, state investigation

Baltimore Business Journal

Holden Wilen

June 2, 2020

See Correction/Clarification at end of article

A bitter proxy fight between First United Corp. and an activist investor pushing for a sale has escalated to new heights ahead of the bank's upcoming annual shareholders meeting.

In just the last couple of weeks alone, the saga has involved the conclusion of an investigation by Maryland's financial regulator and the filing of a lawsuit. State lawmakers and Gov. Larry Hogan's office have also gotten involved in recent months. Both sides have labeled each other liars and traded insults via U.S. securities filings and press releases.

"We made our investment on the thesis that this was a normal public company that operated by public company rules of dealing with their shareholders," said Abbott Cooper, president of New York-based Driver Management Co. "I guarantee you if I had any inkling of how irrational these guys were, I would've put in a sell order for what shares we owned while I was sitting at the table with the CEO."

Cooper and his firm began buying shares of First United, the parent company of First United Bank & Trust, in spring 2019. He thought the Oakland-based bank would be an attractive acquisition target for another bank. He argues a sale would help improve the bank's profitability and provide a sizable return to investors. Driver currently owns a 5% stake in First United (NASDAQ: FUNC).

The former bank industry analyst for Jefferies Financial Group and Merrill Lynch quickly ratcheted up his rhetoric throughout 2019. He criticized First United CEO Carissa Rodeheaver and the bank's board for having "negligible" stock ownership and said the bank lacks good corporate governance.

In numerous filings, Cooper has accused the bank's leadership of nepotism and using their positions to enrich themselves to the detriment of shareholders. He wrote in one letter to shareholders, "It's time to find out who wants the FUNC" — a play on First United's stock ticker symbol.

First United, meantime, claims to be the victim of a hostile takeover attempt. The bank has highlighted actions its leaders have taken to improve profitability and returns for shareholders.

The bank has also tried to prevent Driver from voting its shares at the upcoming shareholders meeting on June 11.

2

First United claims Driver violated Maryland securities law by acquiring shares of the company's stock without providing prior notice to the state's Office of the Commissioner of Financial Regulation. Such a violation could have resulted in Driver, which has nominated three candidates for election to First United's board, from being prohibited from voting its shares for five years.

Maryland's financial regulatory agency began an investigation, according to a letter made public by Cooper. Cooper maintains he did not violate any law. A May 22 Settlement and Consent Order between the commissioner's office and Cooper resolved the matter without making "conclusive findings or determination as to whether a violation...occurred."

Under the May 22 Consent Order, Cooper agreed to conduct future business in compliance with Maryland law.

"In essence, the statute puts my office in the role of a gatekeeper for those stock purchases to ensure that such transactions are not anticompetitive and will not otherwise threaten the safety or soundness of the related banking institution, a role that my office takes seriously," Salazar said in an email to the Baltimore Business Journal. "To that end, I am satisfied that this agreement and consent order upholds that gatekeeping function. It should serve as a reminder to potential bank and holding company stock purchasers of the importance of considering and following Maryland law before they make any purchases that could be subject to this law."

The settlement left open the question about whether Driver would be banned from voting its shares. To resolve that issue, First United is allowing Driver to vote its shares at the upcoming meeting but has also filed a lawsuit against the firm in the Circuit Court for Garrett County.

If Driver wins the lawsuit, then the annual meeting vote as certified will stand. If, however, the court determines that Driver’s shares were not eligible to be voted, then First United said it intends "to take the appropriate actions to honor the court’s determination."

Cooper claims First United used political pressure and the state's resources to wage war against him. He said First United pressured Salazar's office to open an investigation. He publicized various emails that he said show First United attorneys coordinating the investigation. He also pointed out that Rodeheaver is the chairwoman for the Maryland Bankers Association, the bank industry's advocacy organization.

First United, in a filing, said it "did not instigate, direct or control the investigation into Driver’s acquisition of the company’s shares, nor did any of First United’s executives use their positions or relationships with trade associations to influence the investigation."

"To suggest otherwise is factually incorrect," the bank said. "Driver should have been aware of the relevant regulations and complied with them before making its investment in First United. Any failure to comply with Maryland law should not be 'mind-boggling' or 'bizarre' to Driver and is the sole responsibility and fault of Driver and no one else."

Other emails made public by Cooper show Del. Wendell Beitzel and Sen. George Edwards became involved in the dispute, asking Salazar's staff about the status of the investigation.

Beitzel, a Republican, said in an interview he became involved because the bank's president and attorney reached out to him.

3

"They weren't getting the response they thought they should be getting and they didn't feel the Maryland banking authorities were doing what they could do in order to protect that bank," Beitzel said. "They came to us and asked us to intervene and request and put political pressure on the bank people to do something to try and help them make sure that everything that was being done according to what our banking regulations were in order to help protect this Maryland bank."

As the only bank headquartered in Garrett County, First Union is major employer for Western Maryland, Beitzel said. He said it is inevitable that when a bank gets acquired that it cuts employees. Customers also wouldn't be served as well by another bank not headquartered in the area, he said.

Beitzel, who owns shares of First United, also said it is not unusual for him to raise concerns on behalf of businesses in his district.

"They're constituents, they're a business in our area," Beitzel said. "If a restaurant thought they were being unfairly dealt by health officers or state authorities or something, we get involved in every form of law or regulation there is when constituents feel they are not being properly treated or the law is not being properly applied."

Edwards did not respond to a request for comment.

Cooper said he believe First United is trying to "wear us down and make us throw in the towel." Despite his rising legal costs, he remains unwilling to back down. Cooper also said at this point he cannot exit his stake because community bank stocks do not trade much, and selling off a 5% share would cause the value to plummet.

"If we were to try and get rid of 5%, [the stock price] would probably go down another 20%, so it would just compound our losses," Cooper said. "Our investment horizon has gotten pushed out considerably. We're sort of stuck with them and they're sort of stuck with us."

Correction/Clarification

This story has been updated to correct an earlier version’s reference to some terms of the May 22 Consent Order.

4